Exhibit 10(q)
Employment Agreement for
Vincent Brockman
The Scotts Miracle-Gro Company
March 1, 2006

The Scotts Miracle-Gro Company
Employment Agreement for Vincent Brockman
     This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this 1st day of March, 2006 (herein referred to as the “Effective Date”), by and between The Scotts Miracle-Gro Company (“Company”), an Ohio corporation and Vincent Brockman (“Executive”).
     WHEREAS, the Company and the Executive intend that the Executive shall serve the Company is Vice President — Chief Administrative, Ethics, & Compliance Officer.
     WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business, and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company.
     WHEREAS, the Company is desirous of assuring the employment of the Executive in the above stated capacity, and the Executive is desirous of such assurance.
     WHEREAS, the Company and Executive desire to enter into an agreement embodying the terms of such employment.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1. Term of Employment
     The Company hereby agrees to employ the Executive and the Executive agrees to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of two (2) years commencing as of the Effective Date; subject, however, to earlier termination as expressly provided herein.
     The initial two (2) year period of employment shall be extended for one (1) additional year at the end of the initial two (2) year term and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial two (2) year period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew delivered at least sixty (60) days prior to the end of such initial period or successive term.
     In the event such notice of intent not to renew is properly delivered, this Agreement automatically shall expire at the end of the initial period or successive term then in progress.
     Notwithstanding the foregoing, if at any time during the initial term of the Agreement, or successive term, a Change in Control of the Company occurs, then this Agreement shall become immediately irrevocable for two (2) years beyond the month in which the effective date of such Change in Control occurs.

Article 2. Definitions
2.1	“Agreement” means this Employment Agreement for Vincent Brockman.

2.2	“Annual Bonus Award” means the annual bonus to be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.2 herein.

2.3	“Award Period” means the performance period applicable to Long-Term Incentive Awards granted under the Company’s long-term incentive plan.

2.4	“Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.1, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.5	“Beneficiary” means the individuals or entities designated or deemed designated by the Executive pursuant to Section 11.6 herein.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cause” means the Executive’s:
(a)	Continued failure to substantially perform his duties with the Company, after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; or

(b)	Conviction of a felony; or

(c)	Engagement in illegal conduct, an act of dishonesty, or other similar conduct, that in the Committee’s sole discretion, which shall be exercised in good faith, is injurious to the Company; or

(d)	Material breach of any provision of this Agreement; provided, however, that the Executive’s willful and material breach of Article 4 shall not constitute “Cause” unless the Executive has first been provided with written notice detailing such breach and a thirty (30) day period to cure such breach; or

(e)	Breach of the Company’s code of business conduct or ethics as determined in good faith by the Committee; or

(f)	A violation of the Company’s insider-trading policies; or

(g)	Material breach of his fiduciary duties to the Company.
For purposes of determining Cause, no act or omission by the Executive shall be considered ''willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board; or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

2.8	“Change in Control” means the occurrence of any of the following events after the Effective Date of this Agreement:
(a)	Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company, subsidiaries of the Company, an employee benefit plan sponsored by the Company, or Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty percent (30%) of the combined voting stock of the Company;

(b)	The shareholders of the Company adopt or approve a definitive agreement or series of related agreements for the merger or other business consolidation with another person and, immediately after giving effect to the merger or consolidation, (i) less than fifty percent (50%) of the total voting power of the outstanding voting stock of the surviving or resulting person is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (ii) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of the surviving or resulting person;

(c)	The Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than the Company or a wholly owned subsidiary);

(d)	For any reason, Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) becomes the beneficial owner, as defined above, directly or indirectly, of securities of the Company representing more than forty-nine percent of the combined voting power of the Company’s then-outstanding voting securities; or

(e)	The adoption or authorization by the shareholders of the Company of a plan providing for the liquidation or dissolution of the Company.
2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10	“Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Agreement. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11	“Company” means The Scotts Miracle-Gro Company, an Ohio corporation, or any successor company thereto as provided in Section 8.1 herein.

2.12	“Director” means any individual who is a member of the Board of Directors of the Company.

2.13	“Disability” or “Disabled” means for all purposes of this Agreement, a consecutive period of ninety (90) days during which the Executive is unable to perform his duties.

2.14	“Effective Date” means March 1, 2006.

2.15	“Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.16	“Executive” means Vincent Brockman.

2.17	“Good Reason” means:
(a)	A material reduction in the Executive’s duties or responsibilities as compared to other comparable senior executives of the Company is effected by the Committee and/or the Chief Executive Officer of the Company and such material reduction is made without the executive’s written consent (without regard to whether or not any change is made to the Executive’s title); and

(b)	A material reduction in the Executive’s pay or benefits as compared to other comparable senior executives of the Company.
2.18	“Long-Term Incentive Award” means the Long-Tern Incentive Award to be paid to the Executive in accordance with the Company’s long-term incentive plan as described in Section 5.3 herein.

2.19	“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.
Article 3. Position and Responsibilities
     During the term of this Agreement, the Executive agrees to serve as Vice President – Chief Administrative, Ethics, & Compliance Officer. In his capacity, the Executive shall report directly to the Chief Executive Officer of the Company, and shall perform duties and responsibilities as he may be assigned by the Chief Executive Officer during the term of this Agreement.
Article 4. Standard of Care
     During the term of this Agreement, the Executive agrees to devote his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless such business activity is approved in writing by the Board or Committee, provided, however, that board positions with nonprofit or philanthropic organizations which do not interfere with the Executive’s performance of his duties and responsibilities shall not require Board or Committee Board approval. The Executive-covenants, warrants, and represents that he shall:
(a)	Devote his full and best efforts to the fulfillment of his employment obligations; and

(b)	Adhere to the Company’s code of business conduct or ethics as determined by the Board or Committee and exercise the highest standards of conduct in the performance of his duties.
Article 5. Compensation
     As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following.
     5.1 Base Salary. The Company shall pay the Executive a Base Salary in the amount of one hundred ninety-five thousand dollars ($195,000.00) per year. This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Committee, such Base Salary should be increased. If increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.
     5.2 Annual Bonus. Executive shall be eligible to receive in addition to his Base Salary an annual incentive compensation award (“Annual Bonus Award”) for services rendered during such fiscal year. The amount of the Annual Bonus Award, if any, with respect to any fiscal year shall be based upon performance targets and award levels determined by the Committee in its sole discretion, in accordance with the Company’s annual incentive compensation plan as in effect for executives from time to time.
     5.3 Long-Term Incentives. Executive shall be eligible to receive, in addition to his Base Salary and Annual Bonus Award, a Long-Term Incentive Award for services rendered during an Award Period established by the Committee. The amount of the Long-Term Incentive Award, if any, with respect to any Award Period shall be based upon performance targets and award levels determined by the Committee in its sole discretion, in accordance with the Company’s long-term incentive compensation plan as in effect for executives from time to time.
     5.4 Retirement Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all retirements benefits to which other executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.
     5.5 Employee Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, life insurance, comprehensive health and major medical insurance, dental insurance, prescription drug insurance, vision insurance, and short-term and long-term disability. The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.
     5.6 Perquisites. The Company shall provide to the Executive on an annual basis an automobile allowance of eight thousand ($8,000.00) dollars. This allowance shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. Additionally, the Company shall provide on an annual basis to the Executive with either a four thousand dollar ($4,000) amount to be used in lieu of the provision of personal financial planning, or will provide personal financial planning up to a cost or value of such amount. The value of such services or such amount will be added to the Executive’s taxable income. Some or all of such value or amount may be tax deductible by the Executive, but the Company makes no tax representation relating thereto.
Article 6. Expenses
     Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive’s participation is in the best interest of the Company, as determined by the Committee in its sole discretion.
Article 7. Employment Terminations
     7.1 Termination Due to Death. In the event the Executive’s employment is terminated while this Agreement is in force by reason of death, the Company’s obligations under this Agreement shall immediately expire.
     Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:
(a)	Base Salary through the Effective Date of Termination;

(b)	A prorated Annual Bonus Award based on the Executive’s target bonus opportunity established for the year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the year that has elapsed prior to the Executive’s Effective Date of Termination;

(c)	Accrued but unused vacation pay through the Effective Date of Termination; and

(d)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.
     The benefits described in Sections 7.l(a), (b), and (c) shall be paid in cash to the Executive’s Beneficiary in a single lump sum as soon as practicable following the Effective Date of Termination in order to avoid penalties and excise taxes under the requirements Section Code 409A. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs. The Company and the Executive thereafter shall have no further obligations under this Agreement.
     7.2 Termination Due to Disability. In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for more than ninety (90) consecutive calendar days during any period of twelve (1 2) consecutive months, the Company shall have the right to terminate the Executive’s active employment as provided in this Agreement. However, the Committee shall deliver written notice to the Executive of the Company’s intent to terminate for Disability at least thirty (30) calendar days prior to the Effective Date of Termination.
     Disability shall be determined by the Committee upon receipt of and in reliance on competent medical advice from one (1) or more individuals, selected by the Committee, who are qualified to give such professional medical advice.
     A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.
     Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:
(a)	Base Salary through the Effective Date of Termination (subject to an offset for any disability payments that the Executive receives during this period);

(b)	A prorated Annual Bonus Award based on the Executive’s target bonus opportunity established for the year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the year that has elapsed prior to the Executive’s Effective Date of Termination;

(c)	Accrued but unused vacation pay through the Effective Date of Termination; and

(d)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.
     The benefits described in Sections 7.2(a), (b), (c) and (d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination in order to avoid penalties and excise taxes under the requirements of Section Code 409A. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs. The Company and the Executive thereafter shall have no further obligations under this Agreement.

     7.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Committee written notice of his intent to terminate, delivered at least sixty (60) calendar days prior to the Effective Date of Termination. The termination automatically shall become effective upon the expiration of the sixty (60) day notice period. Notwithstanding the foregoing, the Company may waive the sixty (60) day notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the sixty (60) day notice period, subject to the eligibility and participation requirements of any employee benefit plan.
     Upon the Effective Date of Termination, following the expiration of the sixty (60) day notice period, the Company shall pay the Executive his accrued and unpaid Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be entitled to any Annual Bonus Award with respect to the fiscal year in which voluntary termination under this Section 7.3 occurs or any Long-Term Incentive Award for the Award Period then in progress). With the exception of the covenants referenced in Article 10, herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.
     7.4 Termination by the Company without Cause or by the Executive with Good Reason unrelated to a Change in Control of the Company. At all times during the term of this Agreement, the Committee may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least sixty (60) calendar days prior to the Effective Date of Termination. Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties. Additionally, the Executive may terminate employment with the Company for Good Reason by providing the Company with a Notice of Termination at least sixty (60) calendar days prior to the Effective Date of Termination.
     Subject to the Executive signing a waiver of all claims, upon the Effective Date of Termination, following the expiration of the sixty (60) day notice period, the Company shall pay and provide to the Executive:
(a)	An amount equal to the Executive’s accrued and unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(b)	An amount equal to one (1) times the Executive’s annual Base Salary, at the Base Salary rate in effect on the Effective Date of Termination;

(c)	An amount equal to one (1) times the Executive’s targeted Annual Bonus Award, at the targeted Annual Bonus Award in effect on the Effective Date of Termination;

(d)	A prorated Annual Bonus Award based on the Executive’s target bonus opportunity established for the year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the year that has elapsed prior to the Executive’s Effective Date of Termination;

(e)	At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s Effective Date of Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the

Executive’s eligible dependents’) health insurance coverage for twelve (12) months from the Effective Date of Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this benefit continuation period;

The providing of these health insurance benefits by the Company shall be discontinued prior to the end of the twelve (12) month continuation period to the extent that the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same; and

(f)	All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.
     Payment of the benefits described in Sections 7.4(a) and (d) shall be paid to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination in order to avoid penalties and excise taxes under the requirements of Code Section 409A. The benefits described in Sections 7.4(b) and (c) shall be paid in cash to the Executive in equal monthly installments over a twelve (12) month period. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or program. With the exception of the covenants referenced in Article 10 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.
     7.5 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Committee from terminating the Executive’s employment under this Agreement for Cause.
     In the event this Agreement is terminated by the Committee for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement with the exception of the covenants referenced in Article 10 herein (which shall survive such termination).
     7.6 Termination by the Company without Cause or by the Executive with Good Reason subsequent to a Change in Control of the Company. If within two (2) years following the Change in Control of the Company, the Company terminates the Executive’s employment for any reason other than death, Disability, Retirement, or Cause or the Executive terminates employment for Good Reason, subject to the Executive signing a waiver of all claims, the Company shall pay and provide to the Executive:
(a)	An amount equal to the Executive’s accrued and unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(b)	An amount equal to two (2) times the Executive’s annual Base Salary, at the Base Salary amount in effect on the Effective Date of Termination;

(c)	An amount equal to two (2) times the Executive’s targeted Annual Bonus Award, at the targeted Annual Bonus Award in effect on the Effective Date of Termination;

(d)	A prorated Annual Bonus Award based on the Executive’s target bonus opportunity established for the year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the year that has elapsed prior to the Executive’s Effective Date of Termination;

(e)	At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s Effective Date of Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for twenty four (24) months from the Effective Date of Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this benefit continuation period;

The providing of these health insurance benefits by the Company shall be discontinued prior to the end of the twenty four (24) month continuation period to the extent that the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same; and
(f)	All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.
     Payment of the benefits described in Sections 7.6(a), (b), (c), and (d) shall be paid to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination in order to avoid penalties and excise taxes under the requirements of Code Section 409A. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or program. With the exception of the covenants referenced in Article 10 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.
Article 8. Assignment
     8.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any successor company. Any such successor company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. Notwithstanding such assignment, the Company shall remain, with such successor company, jointly and severally liable for all its obligations hereunder.

     Failure of the Company to obtain the agreement of any successor company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment without Cause as provided in Section 7.4. Except as herein provided, this Agreement may not otherwise be assigned by the Company.
     8.2 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s estate.
Article 9. Notice and Dispute Resolution
     9.1 Notice. Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.
     9.2 Dispute Resolution. With the exception of a dispute relating to any violation of a restrictive covenant as referenced in Article 10 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration. The arbitration shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company and in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be binding on both the Company and Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. Payment of any expenses for such arbitration, including the legal fees and expenses incurred by Executive, shall be determined by the arbitrator in their decision.
Article 10. Confidentiality, Noncompetition, and Nonsolicitation
     This Agreement shall not supersede or nullify in any way the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement executed by the Executive on April 13,2005. The Employee Confidentiality, Noncompetition, Nonsolicitation Agreement shall remain in full force and effect and any requirements of such agreement shall be incorporated by reference into this Agreement.
Article 11. Miscellaneous
     11.1 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.
     11.2 Amendment or Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives. Notwithstanding the foregoing, the Committee may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Agreement to any present or future law relating to Agreements of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.
     11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     11.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     11.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     11.6 Beneficiaries. Any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more individuals or entities as the primary and/or contingent Beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designation at any time.
     11.7 Payment Obligation Absolute. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the covenants set forth in Article 10 and Section 7.4(f), each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.
     The restrictive covenants referenced in Article 10 are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this paragraph, the existence of any claim or cause of action by Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.
     Except as provided in Section 7.4(f), the Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
     11.8 Contractual Rights to Benefits. Subject to approval by the Committee, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     11.9 Specific Performance. The Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will likely have no adequate remedy at law if the Executive shall fail to perform any of his obligations hereunder. The Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by the Executive and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.
     11.10 Voiding of Agreement Provision. If any provision under this Agreement causes an amount to be considered deferred under Code Section 409A and as such become subject to income tax, excise tax, or penalties under the Code prior to the time such amount is paid to the Executive, such amount shall be deemed null and void with respect to such amount deferred and the Committee may amend or modify this Agreement in order to accomplish the objectives of the Agreement without causing early taxation of such amounts and without the Company incurring additional cost or liability.
Article 12. Governing Law
     To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.
Article 13. Indemnification
     The Company hereby covenants and agrees to indemnify and hold harmless the Executive against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s performance of his duties and obligations under the terms of this Agreement; provided however, the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and with respect to a criminal action or proceeding, the Executive had no reasonable cause to believe his conduct was unlawful.

Executive:

/s/ Vincent Brockman

Vincent Brockman

Date:	May 24, 2006

The Scotts Miracle-Gro Company

/s/ Denise Stump

Representative of the Board of Directors

Date:	5/24/06